EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Minim, Inc. on Form S-1 of our report dated April 13, 2021, with respect to our audits of the consolidated financial statements of Zoom Telephonics, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, appearing in the Annual Report on Form 10-K of Zoom Telephonics, Inc. for the year ended December 31, 2020. We were dismissed as auditors on April 14, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Portland, ME
June 9, 2021